CONTACT:	MPLC, Inc.
2121 Avenue of the Stars, Suite 1650
Los Angeles, CA 90067
Attn: Jay A. Wolf, COO 310-601-2500

MPLC, Inc. Enters Into Letter of Intent For Acquisition of New Motion, Inc.

LOS ANGELES, CA, November 22, 2006--MPLC, Inc. (“MPLC”) (OTCBB: MPNC.OB) announced today that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed acquisition of New Motion, Inc. (“New Motion”). In connection with the acquisition, MPLC will acquire all of the outstanding capital stock of New Motion, and in exchange, the stockholders of New Motion will acquire approximately 83.7% of the outstanding capital stock of MPLC.

The closing of the transaction is subject to certain conditions, including execution of a definitive acquisition agreement and the completion of due diligence. There can be no assurance that the transaction will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

About MPLC, Inc.
At present, MPLC has no sources of revenue and has no specific business plan or purpose. MPLC's business plan is to seek a business combination. As a result, MPLC is a "blank check" or "shell" company.

About New Motion, Inc.
New Motion, Inc. (www.newmotioninc.com), based in Irvine, CA, is a direct-to-consumer mobile content provider. It develops, licenses, markets, and sells binary content such as polyphonic ring tones, MP3 "true tones" and voice tones, wallpapers and graphics, WAP, video and Java based games. Through its consumer portal, www.MobileSidewalk.com, its goal is to be the marketplace for consumers to find and purchase all their mobile content. With over 750,000 customers served, it is one of the fastest growing mobile content companies in the United States.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MPLC. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MPLC's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of the merger to be completed; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which New Motion engaged; demand for the products and services that New Motion provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MPLC’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MPLC assumes no obligation to update the information contained in this press release.
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11/22/06